FIRST NILES FINANCIAL, INC.
ANNOUNCES FIRST QUARTER 2005 EARNINGS

Niles, Ohio, April 14, 2005 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles today reported results for the three month period ended March 31, 2005.

Net income for the three months ended March 31, 2005 totaled $244,000 compared to net income of $260,000 for the same period in 2004, a decrease of $16,000, or 6.2%. The return on average assets for the three months ended March 31, 2005 was 0.99% compared to 1.04% in the same quarter one year prior. Primary earnings per share for the three months ended March 31, 2005 was $0.19, compared to $0.20 for the same period in 2004.

Net interest income after the provision for loan losses for the first quarter of 2004 totaled $702,000, compared to $737,000, a decrease of $35,000, or 4.7% as compared to the same period in 2004. Total interest income was $1.20 million for the three months ended March 31, 2005, a $34,000 decrease from the same period in 2004. Interest expense for the three months ended March 31, 2005 was $499,000, a $1,000 increase from the same period one year prior. The decrease in total interest income was primarily due to a decline in the yield on our investment portfolio associated with the shortening of the average life of our investment portfolio during the past year in anticipation of rising interest rates.

Non-interest income for the first quarter of 2005 was $85,000, as compared to $102,000 for the same period in 2004. This decrease was essentially the result of a $71,000 gain on sale of securities realized during the first quarter of 2005, as compared to a $94,000 gain on sale of securities during the first quarter of 2004.

Non-interest expense for the first quarter of 2005 was $440,000, compared to $466,000 in the first quarter one year ago, a decrease of $26,000, or 5.6%. Other operating expense decline $19,000 on a period to period comparative basis. Additionally, compensation and benefits expense declined $7,000 in the current quarter as compared to the same period one year ago, primarily due to a staff reduction.

Non-performing loans, consisting of non-accruing loans and accruing loans delinquent more than 90 days totaled $749,000 at March 31, 2005, or 1.7% of net loans receivable, a decrease of $48,000 from December 31, 2004. The allowance for loan losses totaled $743,000 at March 31, 2005, representing 99.2% of non-performing loans and 1.7% of net loans receivable. At December 31, 2004 the allowance for loan losses represented 93.9% of non-performing loans and 1.7% of net loans receivable.

At March 31, 2005 total assets were $98.2 million compared to $99.2 million at December 31, 2004, a decrease of $988,000, or 1.0%. Net loans receivable increased to $43.6 million at March 31, 2005 from $43.0 million at December 31, 2004, an increase of $653,000, or 1.5%. Deposits were $61.1 million at March 31, 2005 as compared to $61.5 million at December 31, 2004, representing a decrease of $378,000, or 0.6%.

Total equity at March 31, 2005 was $15.9 million, $497,000 lower than at December 31, 2004. The decrease in total equity was primarily related to $209,000 in dividends paid on common stock and a $532,000 decrease in net unrealized gains on securities available for sale, partially offset by earnings of $244,000. At March 31, 2005 the Association significantly exceeded all regulatory capital requirements.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral "forward-looking statements", including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan" and similar expressions are intended to identify forward-looking statements.

FOR IMMEDIATE RELEASE	For Further Information Contact:

April 14, 2005	William L. Stephens, President or Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539

Selected Financial Condition Data (In thousands, except for per share data)
	March 31, 2005 (Unaudited)	December 31, 2004

Total assets	$98,241	$99,229
Loans receivable, net	43,618	42,965
Securities (AFS) at market	26,895	29,639
Securities (HTM) at cost	18,132	18,148
Deposits	61,080	61,458
Total borrowings	20,500	20,500
Retained earnings	14,351	14,316
Common stock and paid in capital	6,970	6,970
Total equity	15,915	16,413
Book value per share	$11.49	$11.85

Selected Operating Data (In thousands, except for per share data)
	Three Months Ended March 31,
	2005 (Unaudited)	2004

Interest income	$1,201	$1,235
Interest expense	499	498
Provision for loan losses	-	-
Net interest income	702	737
Non-interest income	85	102
Non-interest expense	440	466
Income before inc. tax exp.	347	373
Income tax expense	103	113
Net income	244	260
Earnings per share - basic	$0.19	$0.20
diluted	0.18	0.20